Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
 Invests in U.K. Company

ATLANTA, October 5, 2011 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced that it has reached an agreement to purchase 11.5% of Perfect Home Holdings Limited, a privately-held U.K. rent-to-own company.

Perfect Home Holdings Limited, which operates under the PerfectHome brand, was founded in 2006 and provides basic home furnishings in the U.K. to the non-standard credit market. Based near Birmingham, PerfectHome currently has 45 stores open throughout England and has plans to approximately double the number of stores over the next several years.

Aaron’s will pay ten million British pounds, or approximately US$15.4 million at current exchange rates, for its interest in PerfectHome and will have an option to increase its ownership in the future. The funds will be primarily used by PerfectHome to accelerate the growth of its store openings. The closing of the transaction requires regulatory approval which is currently being sought.  The transaction will be effective only following Aaron’s obtaining such approval. The investment will be recorded as an asset on Aaron’s balance sheet.

“We are very excited about this investment in PerfectHome,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s. “Not only will it provide PerfectHome growth capital, it will also enable Aaron’s to learn about the U.K. market for possible future expansion there and perhaps provide an eventual gateway into other European markets. Although we feel our growth prospects remain excellent in the U.S., we plan to further explore international opportunities that could complement domestic growth.”

Aaron’s, Inc., based in Atlanta, currently has more than 1,900 Company-operated and franchised stores in 48 states and Canada.  The Company’s Woodhaven Furniture Industries division manufactured approximately $79 million, at cost, of furniture and bedding in 2010 and currently has plants at 13 facilities in eight states.  The entire production of Woodhaven is for shipment to Aaron’s stores.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Statements in this release that are “forward-looking” include without limitation any statements concerning future international growth of the Aaron’s business.